SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                       Mediware Information Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    584946107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 23, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

 CUSIP No. 584946107
---------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Peninsula Capital Management, LP (1)

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

       0

6.     SHARED VOTING POWER

       1,436,306

7.     SOLE DISPOSITIVE POWER

       0

8.     SHARED DISPOSITIVE POWER

       1,436,306

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,436,306

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       17.68%

12.    TYPE OF REPORTING PERSON

       PN


(1) Peninsula Capital Management, LP may be deemed to be the beneficial owner of such securities by virtue of its role as the general partner and/or investment manager of investment funds which own such securities.
--------------------------------------------------------------------------------

 CUSIP No. 584946107
---------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Peninsula Master Fund, Ltd.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

       0

6.     SHARED VOTING POWER

       1,136,306

7.     SOLE DISPOSITIVE POWER

       0

8.     SHARED DISPOSITIVE POWER

       1,136,306

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,136,306

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.98%

12.    TYPE OF REPORTING PERSON*

       CO

 CUSIP No. 584946107
---------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Scott Bedford (2)

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

       0

6.     SHARED VOTING POWER

       1,436,306

7.     SOLE DISPOSITIVE POWER

       0

8.     SHARED DISPOSITIVE POWER

       1,436,306

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,436,306

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       17.68%

12.    TYPE OF REPORTING PERSON

       IN


(2) Mr. Bedford may be deemed to be the beneficial owner of the securities reported herein by virtue of his role as President of Peninsula Capital Management, Inc., which is Peninsula Capital Management, LP's general partner.
--------------------------------------------------------------------------------

 CUSIP No. 584946107
---------------------


Item 1(a).  Name of Issuer:

            Mediware Information Systems, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            11711 West 79th Street
            Lenexa, Kansas 66214
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Peninsula Capital Management, LP
            Peninsula Master Fund, Ltd.
            Scott Bedford
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Peninsula Capital Management, LP
            235 Pine Street, Suite 1818
            San Francisco, CA  94104

            Peninsula Master Fund, Ltd.
            c/o 235 Pine Street, Suite 1818
            San Francisco, CA  94104

            Scott Bedford
            c/o Peninsula Capital Management, LP
            235 Pine Street, Suite 1818
            San Francisco, CA  94104
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Peninsula Capital Management, LP - California limited partnership Peninsula Master Fund, Ltd. - Cayman Islands exempted company
            Scott Bedford - United States citizen
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.10 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            584946107
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]  Broker or dealer registered under Section 15 of the Exchange
               Act.

      (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]  An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
               -----------------------------------------------------------------

Item 4.     Ownership.

                  Provide the  following  information  regarding  the  aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Peninsula Capital Management, LP - 1,436,306 shares
            Peninsula Master Fund, Ltd. - 1,136,306 shares
            Scott Bedford - 1,436,306 shares
            -------------------------------------------------------------------

      (b)   Percent of class:

            Peninsula Capital Management, LP - 17.68%
            Peninsula Master Fund, Ltd. - 13.98%
            Scott Bedford - 17.68%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote
                 Peninsula Capital Management, LP - 0
               Peninsula Master Fund, Ltd. - 0
               Scott Bedford - 0
               ----------------------------------------------------------------,

         (ii)  Shared power to vote or to direct the vote
                 Peninsula Capital Management, LP - 1,436,306
               Peninsula Master Fund, Ltd. - 1,136,306
               Scott Bedford - 1,436,306
               ----------------------------------------------------------------,

         (iii) Sole power to dispose or to direct the disposition of Peninsula Capital Management, LP - 0
               Peninsula Master Fund, Ltd. - 0
               Scott Bedford - 0
               ----------------------------------------------------------------,

         (iv)  Shared power to dispose or to direct the disposition of
                 Peninsula Capital Management, LP - 1,436,306
               Peninsula Master Fund, Ltd. - 1,136,306
               Scott Bedford - 1,436,306
               ----------------------------------------------------------------.

Item 5.     Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

               N/A
            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                  If any other  person is known to have the right to  receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

               N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  If a parent  holding  company or Control person has filed this schedule,  pursuant to Rule  13d-1(b)(1)(ii)(G),  so indicate  under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

               N/A
            --------------------------------------------------------------------

Item 8.     Identification  and  Classification  of Members of the Group.

                  If   a   group   has   filed   this   schedule   pursuant   to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

               N/A
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                  Notice  of  dissolution  of a  group  may be  furnished  as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

               N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

                  By signing  below the Reporting  Persons  certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    May 3, 2007
                                                -------------------------
                                                      (Date)


                                           PENINSULA CAPITAL MANAGEMENT, LP *


                                           By:   /s/ Scott Bedford
                                                -------------------------
                                                Name:   Scott Bedford
                                                Title:  Principal


                                           PENINSULA MASTER FUND, LTD.*

                                           By:  PENINSULA CAPITAL MANAGEMENT, LP
                                                Its investment manager

                                           By:   /s/ Scott Bedford
                                                -------------------------
                                                Name:   Scott Bedford
                                                Title:  Principal


                                                 /s/ Scott Bedford*
                                                -------------------------
                                                     SCOTT BEDFORD*


* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT


      The undersigned agree that this Amendment No. 2 to Schedule 13G dated May 3, 2007 relating to the Common Stock $0.10 par value of Mediware Information Systems, Inc. shall be filed on behalf of the undersigned.


                                           PENINSULA CAPITAL MANAGEMENT, LP


                                           By:   /s/ Scott Bedford
                                                -------------------------
                                                Name:   Scott Bedford
                                                Title:  Principal


                                           PENINSULA MASTER FUND, LTD.

                                           By:  PENINSULA CAPITAL MANAGEMENT, LP
                                                Its investment manager

                                           By:   /s/ Scott Bedford
                                                -------------------------
                                                Name:   Scott Bedford
                                                Title:  Principal


                                                 /s/ Scott Bedford
                                                -------------------------
                                                     SCOTT BEDFORD





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